EXHIBIT 8



                                  July 30, 1996

(212) 351-4000                                                   C 88618-00003


Simmons Company
One Concourse Parkway
Suite 600
Atlanta, GA  30328

         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-4, (the "Registration Statement") of Simmons Company, a Delaware corporation ("Simmons") to be filed in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $100,000,000 aggregate principal amount of Simmons' 10-3/4% Series A Senior Subordinated Notes due 2006 (the "New Notes") and the exchange (the "Exchange") of the New Notes for a like principal amount of Simmons' 10-3/4% Senior Subordinated Notes due 2006.

                  We hereby  confirm our opinions set forth in the  Registration
Statement under the caption "Certain Federal Income Tax Consequences." Furthermore, it is our opinion that the discussion under the caption "Certain Federal Income Tax Consequences," to the extent it discusses matters of law or legal conclusions, is correct in all material respects.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and we further consent to the use of our name under the captions "Legal Matters" and "Certain Federal Income Tax Consequences". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under

Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                               Very truly yours,



                                               /s/ GIBSON, DUNN & CRUTCHER LLP


JKM/DBR/jn